Exhibit 10.27

REGIONAL FOCUS • GLOBAL SCALE

CP SHIPS TO ACQUIRE ITALIA DI NAVIGAZIONE

LONDON, UK (30 May 2002) CP Ships Limited has reached agreement with d’Amico Società di Navigazione S.p.A. to acquire all issued and outstanding shares of Italian container shipping company Italia di Navigazione for US$ 40 million in cash.

The transaction, which is subject to regulatory approval and certain other closing conditions, is expected to close in the third quarter.

Italia operates its principal container services between the Mediterranean, West Coast North America and Central and South America. It carried about 180,000 teus in 2001.

Formerly owned by the Italian government, Italia was privatized when acquired by d’Amico in 1998. Italia will remain headquartered in Genoa, Italy, where CP Ships already has a substantial presence.

“The purchase of Italia is the continuation of a key element of CP Ships’ overall strategy of making acquisitions to strengthen our regional position, create new opportunities for growth and build trade lane economies of scale, “ said CP Ships’ CEO Ray Miles.

“It has been a decision that we have made to guarantee the future of the company,” said Cesare d’Amico. “Italia has been strengthened and is now ready for the consolidation process in the container trades. It will become part of a group well established in the American market and will be able to achieve greater economies of scale. The brand will be maintained, as well as the obligations towards the personnel.” He added “d’Amico can now concentrate on its growing bulk and product carrier shipping activities in which it is investing heavily. It will also focus on expanding its Intra-Mediterranean feeder services and on entry into the short-sea trades.”

The acquisition includes:

•	Italia brand and logo
•	Services in four container shipping trade lanes:

–	Mediterranean-West Coast North America
–	Mediterranean-Central and South America
–	West Coast North America-West Coast Central and South America
–	Intra-Central and South America

Including the former d’Amico container services already merged with Italia

•	Charter of 11 containerships with capacity between 1000 and 2500 teu
•	Mainly leased container fleet of about 40,000 teu
•	Genoa headquarters and staff, including employment guarantees given by d’Amico to the Italian government
•	Owned agency operations in Italy, Spain, Canada and Venezuela

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“The strong Italia brand will complement CP Ships’ existing brand strategy. Italy has grown to be one of CP Ships’ main European markets and we will be able to strengthen our presence in this key region by using Italia as a platform for further growth,” commented Frank Halliwell, CP Ships’ COO. “We look forward to benefiting from Italia’s experience and expanding the service options we offer our Mediterranean customers.”

CP Ships and Italia already cooperate in four services and will continue to work together in the Intra-Mediterranean feeder trades.

-ends-

Notes to Editors

1.	Map showing overlapping CP Ships and Italia services.

CP Ships and Italia overlapping services

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2.	Details of the 11 chartered ships included in the acquisition:

     Italia Fleet List

	Year	Nominal	Owned/	Max. Service
Ship	Built	Capacity(1)	Chartered(2)	Speed (Knots)	Ship Types(3)

		(teu)
Cristoforo Colombo	1989	2200	STC	20	U
Amerigo Vespucci	1989	2200	STC	20	U
Cielo di San Francisco	1998	2500	MTC	21	G
Cielo del Canada	1998	2500	MTC	21	G
Cielo d’America	2002	2500	MTC	22	G
Cielo d’Europa	2002	2500	MTC	22	G
S. Caboto	1991	1100	STC	18	G
California	1992	1200	STC	18	G
Cielo del Caribe	2000	1300	STC	17	G
Cielo del Cile	1994	1500	STC	19	G
Dollar Trader	1997	1600	STC	21	G

Total:		21,100

(1)	Nominal Capacity represents the total number of slots theoretically available both above and below decks and is therefore different from operational capacity which takes account of various factors including average cargo weight, destination of cargo, weather conditions, draft limitations, ship stability, and other factors which generally reduce the ship capacity often significantly.

(2)	A short-term charter (STC) is a time charter of one year or less and a medium-term charter (MTC) is a time charter of more than one year but less than 3 years.

(3)	Geared (G) ships have on-board cranes, while ungeared (U) do not.

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About CP Ships: One of the world’s leading container shipping companies, CP Ships provides international container transportation services in four key regional markets: TransAtlantic, Australasia, Latin America and Asia. Within these markets CP Ships operates in 24 trade lanes, most of which are served by two or more of its six readily recognized brands: ANZDL, Canada Maritime, Cast, Contship Containerlines, Lykes Lines and TMM Lines. Its fleet of 78 ships carries nearly two million teu per year. Within the majority of its core trade lanes, CP Ships is the leading carrier. CP Ships also owns Montreal Gateway Terminals, which operates one of the largest marine container terminal facilities in Canada. CP Ships is traded on the Toronto and New York stock exchanges under the symbol TEU. For further information, visit the CP Ships website (www.cpships.com).

CONTACTS:

CP SHIPS
Investors
Jeremy Lee, VP Investor Relations
Telephone: +44 (0) 20 7389 1153 or +1 514 934 5254

Media
Elizabeth Canna, Director Corporate Communications
Telephone: +41 (0)79 691 3764
or
Ian Matheson, Impress Communications
Telephone: +44(0)1689 860 660

D’AMICO
Enzo Redivo, Redivo e Associati, Genoa
Telephone +39 010 582939

Note: This press release may include forward-looking statements about the operations, objectives and expected financial results of CP Ships and its affiliates. Such statements are inherently subject to uncertainties arising from a variety of factors including, without limitation, legislative or regulatory changes, competition, technological developments and global economic and financial conditions. Actual performance could differ substantially.

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